EXHIBIT 2.5.9

                           FINANCING AGREEMENT BETWEEN
                         WORLDCOM NETWORK SERVICES INC.
                          AND ABLE TELCOM HOLDING CORP.
                                FEBRUARY 16, 1999

         THIS AGREEMENT ("Agreement") confirms our discussion with respect to the subject matter hereof and the parties agree as follows:

         1.       DEFINITIONS.

                  a. "Able" means Able Telcom Holding Corp.

                  b. "Additional Advances" means the aggregate of up to $15,000,000 in advances paid by WorldCom to Able pursuant to paragraph 3 of this Agreement, or so much thereof as may be outstanding from time to time.

                  c. "Advance" means the $32,000,000 advance paid by WorldCom to Able pursuant to paragraph 2 of this Agreement, or so much thereof as may be outstanding from time to time.

                  d. "Master Services Agreement" means the Master Services Agreement between Able and WorldCom dated July 2, 1998.

                  e. "Senior Notes" means the 12% Senior Subordinated Notes of Able initially due January 6, 2005, in the aggregate amount of $10,000,000.

                  f. "Series B Preferred Stock" means up to 4,000 shares of Series B Convertible Preferred Stock of Able issued as of June 30, 1998 in the original aggregate amount of $20,000,000.

                  g. "WorldCom" means WorldCom Network Services Inc.

         2. ADVANCE. At the signing of this Agreement by WorldCom and Able, WorldCom agrees to pay Able $32,000,000 as an advance against amounts otherwise payable by WorldCom to Able pursuant to the Master Services Agreement. The Advance will be made by WorldCom by means of wire transfer of $32,000,000 to an account designated by Able.


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         The Advance will accrue interest at the rate of 11.5% per annum from the date of this Agreement, which interest will be paid upon the repayment of the Advance from time to time.

         The Advance will be prepayable and repayable in whole or in part, as applicable, to WorldCom on the earlier of (i) October 31, 2000 or (ii) the dates on which (A) Able consummates the redemption of all or any part of the Series B Preferred Stock, (B) the holder of the Series B Preferred Stock sells all or any portion of such stock or all or any portion of shares of Common Stock of Able issued upon conversion of the Series B Preferred Stock or (c) pays in whole or in part the Senior Notes.

         Able will pay WorldCom the proceeds from any of the above events within one (1) business day after Able receives the proceeds.

         3. ADDITIONAL ADVANCES. During the period from the date hereof through March 31, 2000, WorldCom will make available to Able an additional $15,000,000 in Additional Advances against amounts otherwise payable by WorldCom to Able pursuant to the Master Services Agreement. WorldCom agrees to make Able an Additional Advance in tranches of $5,000,000 each by wire transfer to an account designated by Able within five (5) business days after the request for an Additional Advance is made by Able.

         All Additional Advances are repayable to WorldCom on October 31, 2000.

         All Additional Advances accrue interest at the rate of 11.5% per annum from the date of the Additional Advance to the date paid.

         4. NATURE OF AGREEMENT. This Agreement does not constitute a revolving line of credit. Accordingly, WorldCom's financial obligation hereunder to provide the Advance and Additional Advances shall terminate on a dollar for dollar basis as WorldCom is repaid for such Advances in whole or in part, as provided herein.

         5. USE OF PROCEEDS. The proceeds of the Advance will be used to make a loan to an entity unaffiliated with Able which will purchase the Series B Preferred Stock and the Senior Notes.

         6. OTHER DOCUMENTS. Able and WorldCom agree to act in good faith and to negotiate, prepare and sign such other documents as shall be reasonably required to further evidence the intent of this Agreement.

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         7.       LEGAL INTENT. The parties intend to be legally bound by this
Agreement and agree that this Agreement contains the necessary material items to be considered a contract.

         This Agreement is entered into this 16th day of February, 1999.

WORLDCOM NETWORK SERVICES                        ABLE TELCOM HOLDING CORP.
INC.

By: /s/ DAVID E. MEYERS                          By: /s/ BILLY V. RAY, JR.
    -------------------------------                  --------------------------
Name: DAVID E. MEYERS                            Name: BILLY V. RAY, JR.
      -----------------------------                    ------------------------
Title: VP and CONTROLLER                         Title: CEO and PRESIDENT
       ----------------------------                     -----------------------


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